EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SAFLINK Corporation

We consent to the incorporation by reference in the registration statements of SAFLINK Corporation on Form S-2 (No. 333-97221) on Form S-3 (Nos. 033-62430, 333-75789, 333-23467, 333-01510, 333-58575, 333-54084, 333-112287, and 333-114594) and on Form S-8 (Nos. 333-118249, 333-92072, 333-74253, and 033-68832) of our report dated March 19, 2004, except for the last two paragraphs of Note 20 as to which the date is March 22, 2004, relating to the consolidated balance sheets of SSP Solutions, Inc. as of December 31, 2003, and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, and to the use of such report, which report appears in the current report on Form 8-K of SAFLINK Corporation, dated October 15, 2004.

/s/ HASKELL & WHITE LLP

Irvine, California

October 15, 2004